AMENDED AND RESTATED
MANAGEMENT AGREEMENT
between
KORNITZER CAPITAL MANAGEMENT, INC.
and
BUFFALO FUNDS
THIS AMENDED AND RESTATED MANAGEMENT AGREEMENT is made and entered into as of the 1st day of July, 2019, by and between BUFFALO FUNDS, a Delaware business trust (hereinafter referred to as the “Trust”), on behalf of the Buffalo Emerging Opportunities Fund (the “Fund”), and KORNITZER CAPITAL MANAGEMENT, INC., a corporation organized under the laws of the State of Kansas (hereinafter referred to as the “Manager”), and which Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one instrument.
WHEREAS, the Trust, on behalf of the Fund, and the Manager have previously entered into a Management Agreement dated as of the 20th day of May, 2004, as amended on February 15, 2013 (the “Agreement”), and
WHEREAS, the Trust was founded and incorporated for the purpose of engaging in the business of investing and reinvesting its property and assets and to operate as an open-end management investment company, as defined in the Investment Company Act of 1940, as amended (“Act”), under which it is registered with the U.S. Securities and Exchange Commission, and
WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and is engaged in the business of supplying investment advice and management service to registered investment companies and other clients as an independent contractor, and
WHEREAS, the Trust, on behalf of the Fund, and the Manager desire to amend the Agreement to reflect a reduction to the annual fee rate stated in Paragraph 2 hereof and make certain administrative changes.
NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, receipt of which is hereby acknowledged, it is mutually agreed and contracted by and between the parties hereto that:
1.     The Trust, on behalf of the Fund, hereby employs the Manager, for the period set forth in Paragraph 5 hereof, and on the terms set forth herein, to render investment advice and management service to the Fund, subject to the supervision and direction of the Board of Trustees of the Trust. The Manager hereby accepts such employment and agrees, during such period, to render the services and assume the obligations herein set forth, for the compensation herein provided. The Manager shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Trust or the Fund in any way, or in any other way be deemed an agent of the Trust or Fund.
The Manager shall furnish the Fund investment management and administrative services. Investment management shall include analysis, research and portfolio recommendations consistent with the Fund’s objectives and policies. Administrative services shall include the services and compensation of such members of the Manager’s organization as shall be duly elected officers and/or Trustees of the Trust and such other personnel as shall be necessary to carry out its normal operations; fees of the independent Trustees, the custodian, the independent public accountant and legal counsel (but not legal and audit fees and other costs in contemplation of or arising out of litigation or administrative actions to which the Trust, its officers or Trustees are a party or incurred in anticipation of becoming a party); rent; the cost of a transfer and dividend disbursing agent or similar in-house services; bookkeeping; accounting; and all other clerical and administrative functions as may be reasonable and necessary to maintain the Fund’s records and for it to operate as an open-end management investment company. The Trust acknowledges and agrees that the Manager may retain the services of third parties to render the services described herein. Exclusive of the management fee, the Fund shall bear the cost of any interest, taxes, dues, fees and other charges of governments and their agencies, including the cost of qualifying the Fund’s shares for sale in any jurisdiction, brokerage commissions or any other expenses incurred by it which are not assumed herein by the Manager.
All property, equipment and information used by the Manager in the management and administration of the Fund shall belong to the Manager. Should the management and administrative relationship between the Fund and the Manager terminate, the Fund shall be entitled to, and the Manager shall provide the Fund, a copy of all information and records in the Manager’s file necessary for the Fund to continue its functions, which shall include computer systems and programs in use as of the date of such termination; but nothing herein shall prohibit thereafter the use of such information, systems or programs by the Manager, so long as such does not unfairly interfere with the continued operation of the Fund.
2.     As compensation for the services to be rendered by the Manager under the provisions of this Agreement, the Fund agrees to pay from the assets of the Fund semimonthly to the Manager an annual fee based on the average total net assets of the Fund computed daily in accordance with the Agreement and Declaration of Trust and By-laws equal to 1.30% of the average total net assets of the Fund.
3.     It is understood and agreed that the services to be rendered by the Manager to the Fund under the provisions of the Agreement are not to be deemed exclusive, and the Manager shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.
4.     It is understood and agreed that the Trustees, officers, agents, employees of the Trust and shareholders of the Fund may each be deemed to be an interested person, as that term is defined in the Act, in the Manager as owners, employees, agents or otherwise, and that owners, employees and agents of the Manager may be interested persons in the Trust or Fund as shareholders or otherwise. It is understood and agreed that shareholders, officers, Trustees and other personnel of the Manager are and may continue to be officers and Trustees of the Trust, but that they receive no remuneration from the Trust solely for acting in those capacities.
5.     This Agreement shall become effective as to the Fund on the date written above pursuant to its approval by the Trust’s Board of Trustees, including a majority of the Trustees who are not parties to the Agreement or interested persons of any such party. It may be renewed for successive periods not exceeding one year only so long as such renewal and continuance is specifically approved at least annually by the Board of Trustees or by vote of a majority of the outstanding shares of the Fund as prescribed by the Act, and only if the terms and the renewal of this Agreement have been approved by a vote of a majority of the Trustees of the Trust including a majority of the Trustees who are not parties to the Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. No amendment to this Agreement shall be effective as to the Fund unless the terms thereof have been approved by the vote of a majority of outstanding shares of the Fund as prescribed by the Act (except in cases where SEC staff interpretive positions would permit an amendment without shareholder approval) and by vote of a majority of the Trustees of the Trust who are not parties to the Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. It shall be the duty of the Trustees of the Trust to request and evaluate, and the duty of the Manager to furnish, such information as may reasonably be necessary to evaluate the terms of this Agreement and any amendment thereto. This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, or by the vote of a majority of the outstanding voting shares of the Fund as prescribed by the Act on not more than sixty days written notice to the Manager, and it may be so terminated by the Manager upon not less than sixty days written notice to the Trust. It shall terminate automatically in the event of its assignment by either party unless the parties hereby, by agreement, obtain an exemption from the Securities and Exchange Commission from the provisions of the Act pertaining to the subject matter of this paragraph. Any notice, request or instruction provided for herein, or for the giving of which, the occasion may arise hereunder, shall be deemed duly given, if in writing and mailed by registered mail, postage prepaid, addressed to the regular executive office of the Trust or the Manager, as the case may be. As used in this Agreement, the terms “assignment,” “a majority of the outstanding voting shares” and “interested persons” shall have the same meaning as similar terms contained in the Act.
6.     In the event that the Manager ceases to be the Fund’s investment manager for any reason, the Trust will (unless the Manager otherwise agrees in writing) take all necessary steps to cause itself and the Fund to cease using the word “Buffalo” in its name within a reasonable period of time. It is further agreed that the provisions of this Paragraph shall inure to the benefit of the Manager and may be imposed by it or any successor in interest as if it or such successor in interest were parties to this Agreement.

7.     The Manager shall not be liable for any error in judgment or mistake at law for any loss suffered by the Fund in connection with any matters to which this Agreement relates, except that nothing herein contained shall be construed to protect the Manager against any liability by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reckless disregard of its obligations or duties under this Agreement.

BUFFALO FUNDS
On behalf of its series, the Buffalo Emerging Opportunities Fund

By:	/s/ Clay E. Brethour
Clay E. Brethour
President

KORNITZER CAPITAL MANAGEMENT, INC.

By:	/s/ John C. Kornitzer
John C. Kornitzer
President